EXHIBIT 10-B (a)

COLGATE-PALMOLIVE COMPANY

SUPPLEMENTAL SALARIED EMPLOYEES’ RETIREMENT PLAN

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COLGATE-PALMOLIVE COMPANY

SUPPLEMENTAL SALARIED EMPLOYEES’ RETIREMENT PLAN

Colgate-Palmolive Company (the “Company”) hereby continues the Supplemental Salaried Employees’ Retirement Plan (the “Plan”), a non-qualified, unfunded plan which it maintains to provide Eligible Employees with benefits which, in the absence of certain limitations imposed by the Code, would have been provided under the Colgate-Palmolive Company Employees’ Retirement Income Plan (the “Base Plan”), as well as additional benefits to surviving spouses in the event of the death of certain married Members.

ARTICLE I

INTRODUCTION

Section 1.1	Name of Plan. The name of this Plan is the “Supplemental Salaried Employees’ Retirement Plan”.

Section 1.2

Background and Effective Date. The original effective date of the Plan is January 1, 1976. The Base Plan was amended effective July 1, 1989 to, inter alia, establish pension retirement accounts and to permit lump sum payments of the amounts credited to such accounts. The Base Plan amendment required changes in the administration and interpretation of this Plan. This amendment and restatement of the Plan which, except as otherwise provided herein, is generally effective for Members and Beneficiaries whose Benefit Commencement Date is on or after July 1, 1989, is intended to reflect the administration and operation of the Plan in practice since July 1, 1989, including, with respect to benefits earned and vested as of December 31, 2004, the terms of the Plan as in existence on

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October 3, 2004. This Plan is further hereby amended and restated effective January 1, 2005 for the purpose of complying with the requirements of Internal Revenue Code (“Code”) section 409A as added by the American Jobs Creation Act of 2004. The Company does not intend by the retroactive application of this amended and restated Plan to materially modify, or otherwise increase or reduce, the benefits or rights under this Plan as in existence on October 3, 2004 for purposes of Code section 409A and applicable guidance thereunder with respect to benefits earned and vested as of December 31, 2004, and this Plan shall be interpreted consistent with such intent.

Section 1.3	ERISA and Code Status. This Plan is intended to be an unfunded plan for the benefit of a select group of management or highly compensated employees exempt from parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). With respect to the portion of the Plan which provides benefits in excess of the limitations imposed by section 415 of the Code, that portion is intended to be a separate plan which is an excess benefit plan exempt from ERISA. The Plan is also intended to comply with Code section 409A with respect to amounts deferred after December 31, 2004, and amounts which were deferred on or before but not vested on December 31, 2004. The Plan shall be administered and interpreted consistent with such intent.

ARTICLE II

DEFINITIONS

Capitalized terms which are not defined herein shall have the meaning ascribed to them in the Base Plan. Whenever reference is made herein to “this Plan”, such reference shall be to this Supplemental Salaried Employees’ Retirement Plan.

Section 2.1	“Actuarial Equivalent” shall mean equality in value of the aggregate benefits expected to be received under different forms of payment. For those Members whose benefits under the Base Plan is not calculated under Appendices B, C, or D of the Base Plan, the underlying actuarial assumptions used as a basis for these calculations are those which are stated in the Base Plan. For those Members whose benefit under the Base Plan is calculated under Appendices B, C, or D of the Base Plan, the underlying actuarial assumptions used as a basis for these calculations are those in effect under the Base Plan prior to January 1, 2000.

Section 2.2	“Base Plan” shall mean the Colgate-Palmolive Company Employees’ Retirement Income Plan, as amended from time to time.

Section 2.3	“Benefit Commencement Date” shall mean the first day of the month as of which a Member’s benefit is paid as an annuity or in any other form under this Plan.

Section 2.4	“Determination Date” shall mean the date as of which benefits commence under the Base Plan.

Section 2.5	“Eligible Employee” shall mean an “Eligible Employee,” as defined in the Base Plan, who is entitled to a retirement benefit under the Base Plan which is limited by Code sections 401(a)(17) and/or 415, and/or any other Employee who satisfies each of the requirements of Section 2.8.

Section 2.6	“Grandfathered Benefit” shall mean the lesser of (i) the benefit amount stated in a schedule maintained by the Employee Relations Committee (which represents the present value of the amount to which the Member would have been entitled under this Plan if he had voluntarily terminated employment without cause on December 31, 2004 and received a payment of the benefits available from the Plan on the earliest possible date allowed under the Plan to receive a payment of benefits following termination of employment, and received the benefit in the form with the maximum value, and (ii) the benefit payable under this Plan on the Benefit Commencement Date. For any subsequent year, the amount determined under (i) may increase to equal the present value of the benefit the Member actually becomes entitled to, in the form and at the time actually paid, determined under the terms of the Plan (including applicable limits under the Internal Revenue Code), as in effect on October 3, 2004, without regard to any further services rendered by the Member after December 31, 2004, or any other events affecting the amount of the Member’s entitlement to benefits (other than a Member election with respect to the time or form of an available benefit). Calculations of the amount determined under (i) shall be made in accordance with Reg. §1.409A-6(a)(3)(i) using reasonable actuarial assumptions and methods as determined thereunder.

Section 2.7	“Maximum Benefit” shall mean the maximum annual benefit payable in the form of a straight life annuity or, in the case of a married Member, a qualified joint and survivor annuity as defined in Code section 417(b), which is permitted to be paid to a Member under the Base Plan, as determined under all applicable provisions of the Code and ERISA, specifically taking into account the limitations of Code sections 401(a)(17) and 415, and any applicable regulations thereunder. It is intended that the Maximum Benefit, as defined herein, shall automatically increase whenever the dollar limits or compensation limits under Code sections 401(a)(17) and 415 increase; provided, however, that no adjustments to the Maximum Benefit will be recognized after a Member’s Benefit Commencement Date.

Section 2.8	“Member” shall mean an Eligible Employee who participates in this Plan pursuant to Section 3.1. An Eligible Employee shall remain a Member under this Plan until all amounts payable on his behalf from this Plan have been paid.

Section 2.9	“Member Eligible for an Increased Benefit” shall mean an Employee who (i) is in salary grade 19 or above, (ii) has been credited with ten (10) or more years of vesting service under the Base Plan, (iii) is covered under the Above and Beyond Plan, (iii) is covered under Appendices B, C or D of the Base Plan or elects to receive all or a portion of his benefit under the Base Plan in the form of an annuity, (iv) has been married to the same Spouse for at least one year prior to his Benefit Commencement Date, (v) is married to the person described in (iv) at the time of his death, and (vi) the person described in (iv) and (v) above is the Member’s only designated beneficiary under the Base Plan.

Section 2.10	“Non-Grandfathered Benefit” shall mean the portion of the benefit payable under this Plan which exceeds the Grandfathered Benefit, calculated using the actuarial assumptions specified in Section 2.1 as of the Determination Date.

Section 2.11	“Specified Employee” shall mean a person identified in accordance with procedures adopted by the Company that reflect the requirements of Code section 409A(a)(2)(B)(i).

ARTICLE III

BENEFITS

Section 3.1	Participation. An Eligible Employee shall become a Member under this Plan on the earlier of (i) the date his accrued benefit under the Base Plan, determined without regard to the limitations of Code Sections 401(a)(17) and 415, exceeds the Maximum Benefit, or (ii) the date he satisfies each of the requirements of Section 2.8.

Section 3.2

Amount of Member’s Benefit. In the case of any Member whose Determination Date is coincident with or immediately following his separation from service, such Member shall be entitled to a benefit under this Plan, the Actuarial Equivalent of which is equal to the difference between: (i) the benefit that would have been payable under the Base Plan as of such date in the form elected by the Member under such plan if the limitations of Code sections 401(a)(17) and 415 were not take into account in calculating the benefit; and (ii) the benefit actually payable under the Base Plan. In the case of a Member Eligible for the Increased Benefit, the determination of the benefit payable under the Base Plan under (i) of the immediately preceding sentence shall be made by assuming that the benefit is payable in the form of a joint and 75% surviving spouse annuity with no actuarial reduction to reflect the 75% survivor annuity, provided, however that in any case where the surviving spouse is more than 60 months younger than the Member, the additional 25% surviving spouse annuity shall be reduced 1/8 of 1% (.00125) per month for each month over 60 months that the surviving spouse is younger than the Member. In any case where the Determination Date under the Base Plan does not coincide with, or immediately follow, the Member’s separation from service, the Member shall be entitled to a benefit under this Plan, the Actuarial Equivalent of which is equal to the difference between: (i) the annual benefit that would have been payable under the Base Plan in the normal form as of the earliest date the Member could have commenced benefits under the Base Plan following his separation from service if the limitations of Code sections 401(a)(17) and 415 were not taken into account in calculating the benefit; and (ii) the Maximum Benefit applicable to the Member as of that date. In the case of a Member Eligible for the Increased Benefit, the determination of the benefit payable under the Base Plan under (i) of the immediately preceding sentence shall be made in accordance with the second sentence of this Section 3.2.

The benefit amount determined above is subject to reduction as provided in Sections 3.6, 3.7 and 3.8. The benefit amount (after the reductions required under Sections 3.6 and 3.7 but prior to the reduction required under Section 3.8), when expressed as a straight life annuity, and then added to the benefit payable under the Base Plan, when expressed as a straight life annuity (in each case using the actuarial assumptions specified in Section 2.1 which are in effect on the Benefit Commencement Date), shall be limited to 70 percent of the Member’s salary base on the date of separation from service plus the value of the executive incentive compensation (whether or not payable in cash) awarded for services rendered in the calendar year immediately preceding the calendar year containing the separation from service date. For this purpose, executive incentive compensation includes cash and non-cash awards under the Executive Incentive Compensation Plan of the Company. Also for this purpose, restricted stock issued pursuant to the Executive Incentive Compensation Plan shall be valued at its publicly traded value on the New York Stock Exchange at the close of business on the date of grant.

Section 3.3

Amount of Beneficiary’s Benefit. Upon the death of a Member whose Beneficiary is eligible for a Beneficiary’s benefit under the Base Plan, such Beneficiary shall be entitled to an annual benefit under this Plan equal to the difference between (i) the benefit that would have been payable to the Beneficiary under the Base Plan if the limitations of Code Sections 401(a)(17) and 415 were not taken into account in calculating the benefit; and (ii) the benefit actually payable to the Beneficiary under the Base Plan. In the case of a Member Eligible for the Increased Benefit who dies after retirement, the determination of the benefit payable under the Base Plan under (i) of the immediately preceding sentence shall be made by assuming that the normal form of benefit is in the form of a joint and 75% surviving spouse annuity with no actuarial reduction to reflect the 75% survivor annuity, provided, however that in any case where the surviving spouse is more than 60 months younger than the Member, the additional 25% surviving spouse annuity shall be reduced 1/8 of 1% (.00125) per month for each month over 60 months that the surviving spouse is younger than the Member. Notwithstanding the above, the Beneficiary of a Member Eligible for an Increased Benefit shall not be entitled to receive a total benefit under the Base Plan and the Plan that exceeds the Member Eligible for an Increased Benefit’s normal retirement benefit under the Base Plan and the Plan.

Section 3.4	Time and Form of Payment.

(a)	Separation from Service On or After January 1, 2008 – Grandfathered Benefit. Payment of the Grandfathered Benefit under this Plan to a Member or Beneficiary shall commence as of the Determination Date and, except as provided in this Section 3.4(a), shall be paid in the same form as the benefit payable under the Base Plan.

(i)	A Member or Beneficiary whose benefit under the Base Plan is calculated under Appendices B, C or D of the Base Plan may request the Employee Relations Committee to approve payment of his Grandfathered Benefit in a lump sum. Such request must be made at least 90 days prior to his retirement date and will be accepted or denied in the sole discretion of the Employee Relations Committee.

(ii)	A Member or Beneficiary whose benefit under the Base Plan is not calculated under Appendices B, C or D may, with the Employee Relations Committee approval, receive payment of his Grandfathered Benefit in the form of a lump sum.

(b)	Separation from Service on or After January 1, 2008 – Non-Grandfathered Benefit.

(i)	A Member whose benefit under the Base Plan is calculated under Appendices B, C or D of the Base Plan and who is married on the date of his separation from service shall receive payment of the Non-Grandfathered Benefit in the form of a Joint and 50% Survivor Annuity (Joint and 75% if such Member is a Member Eligible for the Increased Benefit), commencing as soon as practicable following the Member’s separation from service. If such Member is not married on the date of his separation from service, payment of the Non-Grandfathered Benefit shall be made in the form of a level monthly annuity for life commencing as soon as practicable following the Member’s separation from service. Payment to a Beneficiary shall be made in the form of a level monthly annuity for life commencing as soon as practicable following the Member’s death.

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A Member or Beneficiary whose benefit under the Base Plan is not calculated under Appendices B, C or D of the Base Plan shall receive payment of the Non-Grandfathered Benefit in the form of a lump sum as soon as practicable following the Member’s separation from service. Payment to a Beneficiary shall be made in the form of a lump sum as soon as practicable following the Member’s death.

The foregoing notwithstanding, in any case where the Member is a Specified Employee, payment of the Non-Grandfathered Benefit under this Section 3.4(b) shall be deferred until the earlier of (i) the date that is six months following the Member’s separation from service, or (ii) the date of the Member’s death. If benefits are paid in the form of an annuity, the portion of the Non-Grandfathered benefit that would have been paid during this six month period shall be accumulated and paid in a lump sum at the end of this period. If the benefit is paid in the form of a lump sum, interest credits shall continue throughout the six month period.

(c)	Separation from Service Before January 1, 2008. See Appendix A.

Section 3.5	Effect of Changes in the Maximum Benefit. If, prior to a Member’s Benefit Commencement Date, the benefits payable under the Base Plan increase as a result of increases in the Maximum Benefit, the benefits under this Plan shall be recalculated to take into account the higher Maximum Benefit payable from the Base Plan. If such an increase occurs after the Member’s Benefit Commencement Date, no adjustment shall be made to the benefits payable under this Plan.

Section 3.6

Reduction in Benefits for Members in Foreign Service. A Member’s benefit under this Plan (including his Beneficiary’s benefits) based upon his participation in the Plan subsequent to December 31, 1965 shall be reduced by any foreign retirement benefits which the Member has received or will receive which are attributable to direct or indirect contributions by the Company or any of its Subsidiaries or branches. The amount of this reduction shall be determined in accordance with the provisions of the Base Plan.

Section 3.7	Reduction in Benefits for Members Electing to Maintain Prior Plan Benefits. For those Members who elected to make Contributions to Maintain Prior Plan Benefits pursuant to Appendix C of the Base Plan, the benefit otherwise payable under this Plan shall be reduced by an amount determined to be the benefit attributable to the contributions that would have been required of the Member under the Base Plan formula to Maintain Prior Plan Benefits for benefits in excess of the Maximum Benefit, and interest thereon calculated at a rate equal to the interest crediting rate under the Base Plan during the period that such contributions would have been required.

Section 3.8	Reduction in Benefits for FICA Tax Imposed on Plan Benefits. Effective for Benefit Commencement Dates on or after January 1, 2005, where the Member’s Benefit Commencement Date coincides with the Member’s “resolution date,” as defined in Reg. § 31.3121(v)(2)-1(e)(4)(i), and all or a portion of the Member’s benefit is payable as a lump sum, the lump sum payment shall be reduced by the Actuarial Equivalent of the taxes imposed on the Member under Code sections 3101(a) and (b) (and the income tax required to be withheld on the amount of such taxes) which are attributable to the Member’s Plan benefit, which amounts shall be paid in satisfaction of the Member’s tax liability.

Section 3.9	Benefits Subject to Withholding. The benefits payable under this Plan shall be subject to the deduction of any federal, state, or local income taxes, employment taxes or other taxes which are required to be withheld from such payments by applicable laws and regulations. Any employment taxes owed by the Member with respect to any deferral, accrual or benefit payable under this Plan which have not been satisfied under Section 3.8 may be withheld from benefits paid under this Plan or any other compensation of the Member.

Section 3.10	Beneficiary Designation. The Member’s Beneficiary for purposes of any survivor benefits under this Plan will automatically be the same as such Member’s Beneficiary under the Base Plan. Notwithstanding any other provision of this Plan, the consent of the Member’s Spouse shall not be required to elect a lump sum payment of the Grandfathered Benefit. In the absence of a Beneficiary who survives the Member, upon the Member’s death, payment of any benefit owed to a Member’s Beneficiary, if any, shall be made to the Member’s estate in a lump sum as soon as practicable.

ARTICLE IV

PLAN ADMINISTRATION

Section 4.1	Employee Relations Committee. This Plan shall be administered by the Employee Relations Committee which shall have full authority to administer and interpret this Plan, make payments and maintain records hereunder, including but not limited to the power:

(i)	to determine who are Eligible Employees for purposes of participation in the Plan;

(ii)	to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision; and

(iii)	to adopt rules consistent with the Plan.

The Employee Relations Committee may adopt or amend from time to time such procedures as may be required for the proper administration of the Plan. All interpretations of the Employee Relations Committee shall be final and binding on all parties including Members, Spouses and Beneficiaries, and the Company and its affiliates.

Section 4.2	Claims Procedures. Any complaint with regard to benefits under the Plan should be directed to the Secretary of the Employee Relations Committee, Colgate-Palmolive, 300 Park Avenue, New York, NY 10022. Such complaint must be filed in writing no later than 90 days after the date of retirement, termination or other occurrence related to the complaint. Within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of the approval or denial of the claim. If the claim is denied, the notice will set forth the reason for the denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if any, is needed to perfect the claim, and an explanation of the claims review procedure. The claimant may request a review of such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Employee Relations Committee. The claimant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Employee Relations Committee will respond in writing to a request for review within 60 days of receiving it, unless special circumstances require an extension of such period. If the claimant does not request such a review or the Employee Relations Committee fails to respond to such a request for review in writing, the request for review will be deemed to have been made and denied on the 120th day after the date of the initial denial. The Employee Relations Committee, in its discretion, may request a meeting to clarify any matters deemed appropriate. No action may be brought for benefits under this Plan pursuant to the denial of a claim, unless such claim was timely made under this Section and such complaint is filed on or before one year from the denial or deemed denial by the Employee Relations Committee of any such claim upon review.

Section 4.3	Delegated Responsibilities. The Employee Relations Committee shall have the authority to delegate any of its responsibilities to such persons as it deems proper.

Section 4.4	Amendment and Termination. The Company may amend, modify or terminate this Plan at any time, provided, however, that no such amendment, modification or termination shall reduce any benefit under this Plan to which a Member, or the Member’s Beneficiary, is entitled under Article III prior to the date of such amendment or termination, and in which such Member or Beneficiary would have been vested if such benefit had been provided under the Base Plan, unless the Member or Beneficiary becomes entitled to an amount equal to the Actuarial Equivalent of such benefit under another plan, including the Base Plan, program or practice adopted by the Company. The Employee Relations Committee may make changes to this Plan which do not materially reduce the value of the benefits paid under this Plan to conform to, or take advantage of, any governmental requirements, statutes, regulations or other authority.

Section 4.5	Payments. The Company will pay all benefits arising under this Plan and all costs, charges and expenses relating thereto out of its general assets.

Section 4.6

Non-Assignability of Benefits. Except as otherwise required by law, neither any benefit payable hereunder nor the right to receive any future benefit under this Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits under this Plan becomes bankrupt, the interest under this Plan of the person affected may be terminated by the Employee Relations Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate and is consistent with Code Section 409A.

Section 4.7	Plan Unfunded. Nothing in this Plan shall be interpreted or construed to require the Company in any manner to fund any obligation to the Members or Beneficiaries hereunder. Nothing contained in this Plan nor any action taken here under shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and the Members or Beneficiaries. Any funds which may be accumulated in order to meet any obligation under this Plan shall for all purposes continue to be a part of the general assets of the Company. To the extent that any Member or Beneficiary acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of any unsecured general creditor of the Company.

Section 4.8	Applicable Law. All questions pertaining to the construction, validity and effect of this Plan shall be determined in accordance with the laws of the State of Delaware, to the extent not preempted by Federal law.

Section 4.9	No Employment Rights Conferred. The establishment of the Plan shall not be construed as conferring any rights upon any Eligible Employee for continuation of employment, nor shall it be construed as limiting in any way the right of the Company to discharge any Eligible Employee or treat him without regard to the effect which such treatment might have upon him under the Plan.

Section 4.10	Plan to Comply with Code Section 409A. Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Code section 409A and any provision that would conflict with such requirements shall not be valid or enforceable.

APPENDIX A TO

COLGATE-PALMOLIVE COMPANY

SUPPLEMENTAL SALARIED EMPLOYEES RETIREMENT PLAN

Section 3.4	Time and Form of Payment

(c)	Separation from Service Prior to January 1, 2008.

(i)	Determination Date Prior to January 1, 2006. Payment of benefits under this Plan to a Member or Beneficiary whose Determination Date is prior to January 1, 2006 shall commence on the Determination Date and, except as provided in this Section 3.4(c)(i), shall be payable in the same form as the benefit payable under the Base Plan.

(A)	A Member whose benefit is calculated under Appendices B, C or D of the Base Plan and whose Determination Date is on or before July 27, 2005 may request the Employee Relations Committee to approve payment of his Grandfathered Benefit in a lump sum. Such request must be made at least ninety (90) days prior to his retirement date and will be accepted or denied in the sole discretion of the Employee Relations Committee. In the event a lump sum payment request is approved, the amount of the payment shall be determined based upon the actuarial assumptions specified in Section 2.1 which are in effect on the Benefit Commencement Date.

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(B)	A Member whose benefit is calculated under Appendices B, C or D of the Base Plan and whose Determination Date is on or after July 27, 2005 and before January 1, 2006 may request the Employee Relations Committee to approve payment of his entire benefit in a lump sum. Such request must be made at least 90 days prior to his retirement date and will be accepted or denied in the sole discretion of the Employee Relations Committee. In the event a lump sum payment request is approved, the amount of the payment shall be determined based upon the actuarial assumptions specified in Section 2.1 which are in effect on the Benefit Commencement Date. The approval of any such request shall be deemed a cancellation of amounts deferred under the Plan during 2005 pursuant to Q&A-20(a) of IRS Notice 2005-1.

(C)	Any other Member whose benefit under the Base Plan is payable in the form of a lump sum may, with the Employee Relations Committee approval, receive payment of his entire benefit under the Plan in the form of a lump sum. The approval of any such request shall be deemed a cancellation of amounts deferred under the Plan during 2005 pursuant to Q&A-20(a) of IRS Notice 2005-1.

(ii)	Determination Date After December 31, 2005.

(A)	Grandfathered Benefit. Payment of the Grandfathered Benefit under this Plan to a Member or Beneficiary shall commence on the Determination Date and, except as provided in this Section 3.4(c)(ii)(A), shall be paid in the same form as the benefit payable under the Base Plan.

(I)	A Member or Beneficiary whose benefit under the Base Plan is calculated under Appendices B, C or D of the Base Plan may request the Employee Relations Committee to approve payment of his Grandfathered Benefit in a lump sum. Such request must be made at least 90 days prior to his retirement date and will be accepted or denied in the sole discretion of the Employee Relations Committee.

(II)	A Member or Beneficiary whose benefit under the Base Plan is not calculated under Appendices B, C or D may, with the Employee Relations Committee approval, receive payment of his Grandfathered Benefit in the form of a lump sum.

(B)	Non-Grandfathered Benefit. Except as otherwise provided herein,

(I)

a Member whose benefit under the Base Plan is calculated under Appendices B, C or D of the Base Plan and who is married on the date of his separation from service shall receive payment of the Non-Grandfathered Benefit in the form of a Joint and 50% Survivor Annuity (Joint and 75% if such Member is a Member Eligible for the Increased Benefit), commencing as soon as practicable following the Member’s separation from service. If such Member is not married on the date of his separation from service, payment of the Non-Grandfathered Benefit shall be made in the form of a level monthly annuity for life commencing as soon as practicable following the Member’s separation from service. Payment to a Beneficiary shall be made in the form of a level monthly annuity for life commencing as soon as practicable following the Member’s death. The foregoing notwithstanding, certain Members designated by the Committee who meet the requirements set forth in Section 3.02 of IRS Notice 2006-79 may elect on or before December 31, 2007 to receive payment of the Non-Grandfathered Benefit following the Member’s separation from service in the form of a lump sum provided such election is made prior to the calendar year in which the Member’s separation from service occurs.

(II)	A Member or Beneficiary whose benefit under the Base Plan is not calculated under Appendices B, C or D of the Base Plan shall receive payment of the Non-Grandfathered Benefit in the form of a lump sum as soon as practicable following the Member’s separation from service. Payment to a Beneficiary shall be made in the form of a lump sum as soon as practicable following the Member’s death.

The foregoing notwithstanding, in any case where the Member is a Specified Employee, payment of the Non-Grandfathered Benefit under this Section 3.4(c) (other than payments described in Section 3.4(c)(i)(B) and (C)) shall be deferred until the earlier of (i) six months following the Member’s separation from service or (ii) the date of the Member’s death. If benefits are paid in the form of an annuity, the portion of the Non-Grandfathered benefit that would have been paid during this six month period shall be accumulated and paid in a lump sum at the end of this period. If the benefit is paid in the form of a lump sum, interest credits shall continue throughout the six month period.

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